Investor Contact:	Media Contact:
Paul Trussell	KeJuan Wilkins
investor.relations@nike.com	media.relations@nike.com
NIKE, INC. REPORTS FISCAL 2023 THIRD QUARTER RESULTS

BEAVERTON, Ore., Mar. 21, 2023 — NIKE, Inc. (NYSE:NKE) today reported fiscal 2023 financial results for its third quarter ended February 28, 2023.

•Third quarter reported revenues were $12.4 billion, up 14 percent compared to the prior year and up 19 percent on a currency-neutral basis*
•NIKE Direct sales were $5.3 billion, up 17 percent on a reported basis and up 22 percent on a currency-neutral basis
•NIKE Brand Digital sales increased 20 percent on a reported basis, or 24 percent on a currency-neutral basis
•Wholesale revenues grew 12 percent on a reported basis and 18 percent on a currency-neutral basis
•Gross margin decreased 330 basis points to 43.3 percent
•Diluted earnings per share for the quarter was $0.79, down 9 percent

"NIKE’s strong results in the third quarter offer continued proof of the success of our Consumer Direct Acceleration strategy,” said John Donahoe, President and CEO, NIKE, Inc. “Fueled by compelling product innovation, deep relationships with consumers and a digital advantage that fuels brand momentum, our proven playbook allows us to navigate volatility as we create value and drive long-term growth."**

Matthew Friend, Executive Vice President and Chief Financial Officer, said, "NIKE’s brand distinction and strong execution continue to create separation in the marketplace. We have made tremendous progress on inventory as we position NIKE for sustainable and more profitable growth."**

Third Quarter Income Statement Review

•Revenues for NIKE, Inc. increased 14 percent to $12.4 billion compared to the prior year and were up 19 percent on a currency-neutral basis.
◦Revenues for the NIKE Brand were $11.8 billion, up 14 percent on a reported basis and up 19 percent on a currency-neutral basis, with double-digit growth in North America, EMEA and APLA. Greater China grew 1 percent on a currency-neutral basis despite a challenging December following the shift in the country’s COVID-19 policies. On a reported basis, revenues for Greater China declined 8 percent.
◦Revenues for Converse were $612 million, up 8 percent on a reported basis and up 12 percent on a currency-neutral basis, led by double-digit growth across all channels in North America, partially offset by declines in Asia.
•Gross margin decreased 330 basis points to 43.3 percent, primarily due to higher markdowns to liquidate inventory; continued unfavorable changes in net foreign currency exchange rates; higher product input costs and elevated freight and logistics costs; partially offset by strategic pricing actions.

•Selling and administrative expense increased 15 percent to $4.0 billion.
◦Demand creation expense was $0.9 billion, up 8 percent, primarily due to advertising and marketing.
◦Operating overhead expense increased 17 percent to $3.0 billion, primarily due to wage-related expenses and NIKE Direct variable costs.
•The effective tax rate for the quarter was 16.0 percent and substantially consistent compared to 16.4 percent for the same period last year.
•Net income was $1.2 billion, down 11 percent compared to prior year, and Diluted earnings per share was $0.79, decreasing 9 percent.

February 28, 2023 Balance Sheet Review

•Inventories for NIKE, Inc. were $8.9 billion, up 16 percent compared to the prior year period, primarily driven by higher product input costs and elevated freight costs.
•Cash and equivalents and short-term investments were $10.8 billion, down approximately $2.7 billion from last year, as cash provided by operations was more than offset by share repurchases, cash dividends and capital expenditures.

Shareholder Returns

NIKE continues to have a strong track record of investing to fuel growth and consistently increasing returns to shareholders, including 21 consecutive years of increasing dividend payouts. In the third quarter, NIKE returned approximately $2.0 billion to shareholders, including:

•Dividends of $528 million, up 9 percent from the prior year.
•Share repurchases of $1.5 billion, reflecting 12.9 million retired shares as part of the four-year, $18 billion program approved by the Board of Directors in June 2022. As of February 28, 2023, a total of 32.0 million shares have been repurchased under the program for a total of approximately $3.4 billion.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on March 21, 2023, to review fiscal third quarter results. The conference call will be broadcast live via the Internet and can be accessed at http://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through approximately 9:00 p.m. PT, April 11, 2023.
About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://about.nike.com/en/newsroom and follow @NIKE.

*	See additional information in the accompanying Divisional Revenues table regarding this non-GAAP financial measure.
**	The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.
(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED		%	NINE MONTHS ENDED		%
(In millions, except per share data)	2/28/2023	2/28/2022	Change	2/28/2023	2/28/2022	Change
Revenues	$12,390	$10,871	14%	$38,392	$34,476	11%
Cost of sales	7,019	5,804	21%	21,695	18,500	17%
Gross profit	5,371	5,067	6%	16,697	15,976	5%
Gross margin	43.3%	46.6%		43.5%	46.3%

Demand creation expense	923	854	8%	2,968	2,789	6%
Operating overhead expense	3,036	2,584	17%	9,035	7,980	13%
Total selling and administrative expense	3,959	3,438	15%	12,003	10,769	11%
% of revenues	32.0%	31.6%		31.3%	31.2%

Interest expense (income), net	(7)	53	—	22	165	—
Other (income) expense, net	(58)	(94)	—	(283)	(235)	—
Income before income taxes	1,477	1,670	-12%	4,955	5,277	-6%
Income tax expense	237	274	-14%	916	670	37%
Effective tax rate	16.0%	16.4%		18.5%	12.7%

NET INCOME	$1,240	$1,396	-11%	$4,039	$4,607	-12%

Earnings per common share:
Basic	$0.80	$0.88	-9%	$2.59	$2.91	-11%
Diluted	$0.79	$0.87	-9%	$2.57	$2.85	-10%

Weighted average common shares outstanding:
Basic	1,543.8	1,579.0		1,556.7	1,581.1
Diluted	1,564.8	1,610.7		1,574.4	1,615.8

Dividends declared per common share	$0.340	$0.305		$0.985	$0.885

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	February 28,	February 28,	% Change
(Dollars in millions)	2023	2022
ASSETS
Current assets:
Cash and equivalents	$6,955	$8,704	-20%
Short-term investments	3,847	4,763	-19%
Accounts receivable, net	4,513	3,827	18%
Inventories	8,905	7,700	16%
Prepaid expenses and other current assets	1,815	1,968	-8%
Total current assets	26,035	26,962	-3%
Property, plant and equipment, net	4,939	4,806	3%
Operating lease right-of-use assets, net	2,834	2,959	-4%
Identifiable intangible assets, net	277	291	-5%
Goodwill	281	284	-1%
Deferred income taxes and other assets	3,928	3,275	20%
TOTAL ASSETS	$38,294	$38,577	-1%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$500	$—	—
Notes payable	14	—	—
Accounts payable	2,675	2,770	-3%
Current portion of operating lease liabilities	435	455	-4%
Accrued liabilities	5,594	5,391	4%
Income taxes payable	330	202	63%
Total current liabilities	9,548	8,818	8%
Long-term debt	8,925	9,418	-5%
Operating lease liabilities	2,692	2,784	-3%
Deferred income taxes and other liabilities	2,598	2,748	-5%
Redeemable preferred stock	—	—	—
Shareholders’ equity	14,531	14,809	-2%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$38,294	$38,577	-1%

NIKE, Inc.
DIVISIONAL REVENUES
(Unaudited)

				% Change Excluding Currency Changes[1]				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%		NINE MONTHS ENDED		%
(Dollars in millions)	2/28/2023	2/28/2022	Change		2/28/2023	2/28/2022	Change
North America
Footwear	$3,322	$2,532	31%	31%	$11,090	$8,648	28%	28%
Apparel	1,419	1,207	18%	18%	4,598	4,117	12%	12%
Equipment	172	143	20%	21%	565	473	19%	20%
Total	4,913	3,882	27%	27%	16,253	13,238	23%	23%
Europe, Middle East & Africa
Footwear	2,011	1,569	28%	39%	6,086	5,358	14%	30%
Apparel	1,094	1,083	1%	10%	3,528	3,444	2%	18%
Equipment	141	127	11%	20%	454	426	7%	22%
Total	3,246	2,779	17%	26%	10,068	9,228	9%	25%
Greater China
Footwear	1,496	1,554	-4%	5%	4,099	4,238	-3%	4%
Apparel	461	548	-16%	-8%	1,228	1,588	-23%	-17%
Equipment	37	58	-36%	-31%	111	160	-31%	-26%
Total	1,994	2,160	-8%	1%	5,438	5,986	-9%	-2%
Asia Pacific & Latin America
Footwear	1,141	1,005	14%	20%	3,313	2,914	14%	24%
Apparel	407	394	3%	9%	1,255	1,181	6%	18%
Equipment	53	62	-15%	-12%	167	178	-6%	3%
Total	1,601	1,461	10%	15%	4,735	4,273	11%	22%
Global Brand Divisions[2]	12	41	-71%	-69%	44	54	-19%	-17%
TOTAL NIKE BRAND	11,766	10,323	14%	19%	36,538	32,779	11%	19%
Converse	612	567	8%	12%	1,841	1,753	5%	10%
Corporate[3]	12	(19)	—	—	13	(56)	—	—
TOTAL NIKE, INC. REVENUES	$12,390	$10,871	14%	19%	$38,392	$34,476	11%	19%

TOTAL NIKE BRAND
Footwear	$7,970	$6,660	20%	25%	$24,588	$21,158	16%	24%
Apparel	3,381	3,232	5%	10%	10,609	10,330	3%	10%
Equipment	403	390	3%	8%	1,297	1,237	5%	12%
Global Brand Divisions[2]	12	41	-71%	-69%	44	54	-19%	-17%
TOTAL NIKE BRAND REVENUES	$11,766	$10,323	14%	19%	$36,538	$32,779	11%	19%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period and is provided to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure. Management uses this non-GAAP financial measure when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing the Company’s underlying business performance and trends. References to this measure should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.
[3] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse, but managed through the Company’s central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]
(Unaudited)

	THREE MONTHS ENDED		%	NINE MONTHS ENDED		%
(Dollars in millions)	2/28/2023	2/28/2022	Change	2/28/2023	2/28/2022	Change
North America	$1,190	$967	23%	$4,064	$3,636	12%
Europe, Middle East & Africa	785	713	10%	2,750	2,394	15%
Greater China	702	784	-10%	1,754	2,054	-15%
Asia Pacific & Latin America	485	478	1%	1,470	1,347	9%
Global Brand Divisions[2]	(1,160)	(975)	-19%	(3,573)	(3,033)	-18%
TOTAL NIKE BRAND[1]	2,002	1,967	2%	6,465	6,398	1%
Converse	164	168	-2%	526	504	4%
Corporate[3]	(696)	(412)	-69%	(2,014)	(1,460)	-38%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES[1]	1,470	1,723	-15%	4,977	5,442	-9%
EBIT margin[1]	11.9%	15.8%		13.0%	15.8%
Interest expense (income), net	(7)	53	—	22	165	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$1,477	$1,670	-12%	$4,955	$5,277	-6%
[1] The Company evaluates the performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents Net income before Interest expense (income), net and Income tax expense. EBIT margin is calculated as EBIT divided by total NIKE, Inc. Revenues. Total NIKE Brand EBIT, Total NIKE, Inc. EBIT and EBIT margin are considered non-GAAP financial measures. Management uses these non-GAAP financial measures when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes these non-GAAP financial measures provide investors with additional information that should be considered when assessing the Company’s underlying business performance and trends. References to EBIT and EBIT margin should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions primarily represent demand creation and operating overhead expense, including product creation and design expenses that are centrally managed for the NIKE Brand, as well as costs associated with NIKE Direct global digital operations and enterprise technology. Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.

[3] Corporate consists primarily of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.